EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


First Shenango Bancorp, Inc. ("the Company"), has one wholly owned subsidiary, First Federal Savings Bank of New Castle ("the Savings Bank"). The Savings Bank is chartered under the laws of the United States of America. The Savings Bank has one wholly owned subsidiary, Tri-State Service Corporation ("Tri-State"). Tri-State was indirectly acquired by the Company at the time the Company acquired First Federal. Tri-State is a Pennsylvania-chartered corporation.